Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                   ________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933



                                TELIGENT, INC.
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            (Exact Name of Registrant as Specified in Its Charter)

                                   Delaware
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        (State or Other Jurisdiction of Incorporation or Organization)

                                  54-1866562
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                     (I.R.S. Employer Identification No.)

                         8065 Leesburg Pike, Vienna, VA            22182
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                  (Address of Principal Executive Offices)        (Zip Code)

                   Teligent, Inc. 1997 Stock Incentive Plan
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                           (Full Title of the Plan)

                           Laurence E. Harris, Esq.
                   Senior Vice President and General Counsel
                                Teligent, Inc.
                              8065 Leesburg Pike
                            Vienna, Virginia 22182
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                    (Name and Address of Agent For Service)

                                (703) 762-5100
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         Telephone Number, Including Area Code, of Agent For Service.


                        CALCULATION OF REGISTRATION FEE
       =====================================================================

                                     Proposed
                                     Maximum
             Title of                Offering     Proposed
            Securities                Price        Maximum
              To Be      Amount To     Per        Aggregate       Amount Of
            Registered       Be       Share        Offering      Registration
               (1)       Registered    (2)          Price            Fee
       ---------------------------------------------------------------------
           Class A       1,001,622   $  3.35     $ 3,355,434      $   990
           Common        1,001,622      4.18       4,186,780        1,235
           Stock, $.01   1,001,622       5.44      5,448,824        1,607
           par value     1,001,622       7.11      7,121,532        2,101
                         1,001,622       8.36      8,373,560        2,470
                         1,001,622      46.00     46,074,612       13,592
                         5,861,757       6.52     38,218,656       11,275
                           121,332       8.36      1,014,336          299
                           487,957      13.38      6,528,865        1,926
                           292,350      21.50      6,285,525        1,854
                         1,955,997      26.75(3)  52,322,920       15,435
                        ----------               -----------      -------
                        14,729,125              $178,931,042      $52,785

        =====================================================================

          (1) The Class A Common Stock, par value $.01 per share, of the Registrant (the "Class A Common Stock") being registered relates to (i) past option grants, with exercise prices as indicated and (ii) option grants to be undertaken in the future, with option prices to be determined.

          (2) In accordance with Rule 457(h)(l) under the Securities Act of 1933, as amended (the "Securities Act"), the option exercise price.

          (3) The registration fee has been calculated pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the Registrant's Class A Common Stock as reported on The Nasdaq National Market on January 23, 1998, a date within five business days prior to the date of filing of this Registration Statement.


                                    PART I

          INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

          ITEM 1.        PLAN INFORMATION.

                    Not required to be filed with this registration statement. The information called for in Part I of Form S-8 will be included in a Prospectus which is to be distributed to participants in the Teligent, Inc. 1997 Stock Incentive Plan.

          ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
                    INFORMATION.

                    Not required to be filed with this registration statement.


                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

                    The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

                    (a) the final Prospectus of Teligent, Inc. ("Teligent" or the "Company") dated November 21, 1997 included in Teligent's Registration Statement on Form S-1 (File No. 333-37381) which was declared effective by the Commission on November 21, 1997, which final Prospectus contains audited financial statements for Teligent's latest fiscal year for which such statements have been filed with the Commission; and

                    (b) the description of the Class A Common Stock contained in the Company's registration statement on Form 8-A (File No. 000-23387) dated November 18, 1997, as amended by Amendment No. 1 to Form 8-A dated November 18, 1997, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), which incorporate by reference the title and description of the Class A Common Stock set forth under the caption "Description of Capital Stock" in the Company's Registration Statement on Form S-1 (File No. 333-37381), which was declared effective by the Commission on November 21, 1997, relating to the Company's initial public offering of Class A Common Stock (the "IPO").

                    All documents hereafter filed by Teligent pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of filing such documents.


          ITEM 4.   DESCRIPTION OF SECURITIES.

                    The Class A Common Stock has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Class A Common Stock is not required herein.

          ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

                    Not applicable.

          ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                    Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

                    Section 145 of the DGCL, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          CERTIFICATE OF INCORPORATION

                    Article Eighth of the Company's Certificate of Incorporation provides that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Company and will inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, that except for proceedings to enforce rights to indemnification, the Company will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by Article Eighth includes the right to be paid by the Company the expenses as incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

                    The rights to indemnification and to the advance of expenses conferred in Article Eighth is not exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, the By-Laws of the Company, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

          BY-LAWS

                    Section 1 of Article VIII of the By-laws provides that subject to Section 3 of Article VIII, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

                    Section 2 of Article VIII of the By-laws provides that subject to Section 3 of Article VIII, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                    Section 3 of Article VIII of the By-laws provides that any indemnification under Article VIII (unless ordered by a court) will be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in
          Section 1 or Section 2 of Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders. To the extent, however, that a director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

                    Section 5 of Article VIII of the By-laws provides that, notwithstanding any contrary determination in the specific case under Section 3 of Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of Article VIII. The basis of such indemnification by a court will be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of Article VIII nor the absence of any determination thereunder will be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to Section 5 shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification will also be entitled to be paid the expense of prosecuting such application.

                    Section 7 of Article VIII of the By-laws provides that the indemnification and advancement of expenses provided by or granted pursuant to Article VIII will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Sections 1 and 2 of Article VIII shall be made to the fullest extent permitted by law. The provisions of Article VIII are not deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of Article VIII but whom the Company has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

                    Section 8 of Article VIII of the By-laws provides that the Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of Article VIII.

                    Section 11 of Article VIII of the By-laws provides that notwithstanding anything contained in Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 thereof), the Company will not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Company.

          INSURANCE

                    The directors and officers of the Company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by the Company.

          UNDERWRITING AGREEMENT

                    The Underwriting Agreement dated November 20, 1997 entered into by the Company in connection with the IPO provides for the indemnification of the directors and officers of the Company and certain controlling persons against certain liabilities under certain circumstances, including certain liabilities under the Securities Act.



          ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

                    Not Applicable.

          ITEM 8.        EXHIBITS.

           Exhibit
           Number   Description


             4.1 Form of Certificate of Incorporation of the Company (Incorporated by reference to
                    Exhibit 3.1 to the Company's Registration
                    Statement on Form S-1 (Registration No.
                    333-37381) which was declared effective by the Commission on November 21, 1997).

             4.2    Form of By-Laws of the Company
                    (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-37381) which was declared effective by the Commission on November 21, 1997).

             4.3 Specimen Stock Certificate of the Company (Incorporated by Reference to Exhibit 4.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-37381) which was declared effective by the Commission on November 21, 1997).

             5.1    Opinion of Skadden, Arps, Slate, Meagher &
                    Flom LLP.

             23.1   Consent of Ernst & Young LLP.

             23.2   Consent of Skadden, Arps, Slate, Meagher &
                    Flom LLP (contained in the opinion filed as Exhibit 5.1 to this Registration
                    Statement).

             24.1   Power of Attorney (included on the
                    signature page of this Registration
                    Statement).


          ITEM 9.        REQUIRED UNDERTAKINGS.

                    The undersigned Company hereby undertakes:

                    (a)(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or
               events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
          Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, State of Virginia, on this 27th day of January, 1998.

                                  Teligent, Inc.

                                  By: /s/ Alex J. Mandl
                                     Alex J. Mandl
                                     Chairman of the Board and Chief
                                       Executive Officer



               KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Alex J. Mandl and Abraham L. Morris and each of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution and revocation for such person and in such person's name, place and stead, in any and all capacities, to execute any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 1998.


               /s/ Alex J. Mandl
          --------------------------   Chairman of the Board, Chief Executive
                   Alex J. Mandl         Officer and Director


               /s/ Abraham L. Morris
          --------------------------   Senior Vice President and Chief
               Abraham L. Morris         Financial Officer (Principal
                                         Financial Officer)


               /s/ Cindy L. Tallent
          --------------------------    Vice President and Controller
               Cindy L. Tallent           (Principal Accounting Officer)


               /s/ Myles P. Berkman
          --------------------------    Director
               Myles P. Berkman


               /s/ David J. Berkman
          --------------------------    Director
               David J. Berkman


               /s/ William H. Berkman
          --------------------------    Director
               William H. Berkman


               /s/ Rajendra Singh
          --------------------------    Director
               Rajendra Singh



                                    EXHIBIT INDEX

           Exhibit
           Number       Description


             4.1 Form of Certificate of Incorporation of the Company (Incorporated by reference to
                    Exhibit 3.1 to the Company's Registration
                    Statement on Form S-1 (Registration No.
                    333-37381) which was declared effective by the Commission on November 21, 1997).

             4.2    Form of By-Laws of the Company
                    (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-37381) which was declared effective by the Commission on November 21, 1997).

             4.3 Specimen Stock Certificate of the Company (Incorporated by Reference to Exhibit 4.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-37381) which was declared effective by the Commission on November 21, 1997).

             5.1    Opinion of Skadden, Arps, Slate, Meagher &
                    Flom LLP.

             23.1   Consent of Ernst & Young LLP.

             23.2   Consent of Skadden, Arps, Slate, Meagher &
                    Flom LLP (contained in the opinion filed as Exhibit 5.1 to this Registration
                    Statement).

             24.1   Power of Attorney (included on the
                    signature page of this Registration
                    Statement).